Exhibit 10.4

ENGAGEMENT AGREEMENT

This ENGAGEMENT AGREEMENT (this “Agreement”) is made as of December 21, 2016 (the “Effective Date”) between Spire Inc. (“Spire”) and L. Craig Dowdy (“Dowdy”).
1.Engagement. Spire hereby engages Dowdy to serve as counsel to Spire in the following matters (the “Matters”):
(a)Advise on the transition of his duties;
(b)Advise in developing federal legislative strategy;
(c)Advise on litigation strategy for certain existing litigation;
(d)Advise on 2017 Missouri rate case;
(e)Advise on Missouri state legislative and regulatory strategy; and
(f)Counsel to Spire leadership with respect to each of the foregoing.
2.Term. Spire hereby engages Dowdy for the period of January 1, 2017 through June 30, 2017 (the “Term”). At the end of the Term, Spire and Dowdy may mutually agree to extend the Term.
3.Fees. Spire will pay Dowdy $20,000 per month. Subject to Spire’s travel and expense guidelines, Spire will reimburse Dowdy for reasonable and actual meals and travel expenses incurred by Dowdy in connection with any travel away from the Atlanta metropolitan area requested by Spire.
4.Performance. Dowdy will comply with all laws applicable to the performance of this Agreement, including professional obligations applicable to attorneys.
5.Confidentiality. Dowdy will keep the Confidential Information confidential and not use the Confidential Information except in furtherance of the Matters and in any case consistent with his ethical obligations as an attorney. The term “Confidential Information” means confidential or proprietary information of the Spire, whether or not so marked, including any business, technical, marketing, financial or other information, whether in electronic, visual, oral or written form, and all memoranda, summaries, notes, analyses, business plans, strategies, compilations, studies or other documents prepared by Dowdy that contain, are based on, or reflect any such information; but not any such information (a) that is at the time of disclosure, development, or discovery hereunder, or subsequently becomes, within the public knowledge generally through no fault of Dowdy; (b) information that Dowdy can show was known to him (on a non-confidential basis) as of the time of disclosure, development, or discovery hereunder, independent of anything relating to Spire or to the Legal Services; and (c) information that Dowdy can show was obtained lawfully (on a non-confidential basis) from a third party (independent of anything relating to Spire or to the Legal Services) that itself obtained the information lawfully and through no fault of Dowdy, subsequent to the time of disclosure, development, or discovery hereunder.
6.Notice. All notices required or permitted under this Agreement must be written and will be deemed received (a) if by personal delivery, on the date of delivery, (b) if by electronic mail, on the transmission date if sent before or during normal business hours on a business day or, in any other case, on the next business day, or (c) if by nationally recognized overnight courier, on the next business day after deposit for next business day delivery. Notice must be addressed at the address or electronic mail address shown below for, or such other address as may be designated by notice by such party:

If to Spire: Spire Inc. Attn: Mark Darrell 700 Market Street St. Louis, MO 63101 Email: mark.darrell@spireenergy.com	If to Dowdy: L. Craig Dowdy _______________________ _______________________ Email: ____________________________

7.Miscellaneous.
(a)Independent Contractor. Dowdy is not an employee, agent, partner or joint venturer of Spire for any purpose whatsoever, but is an independent contractor. Dowdy does not have, nor will he hold himself out as having, any right, power or authority to bind Spire. Dowdy cannot subcontract all or any part of the Matters without Spire’s prior written consent.
(b)Publicity. Without Spire’s prior consent, Dowdy will not advertise or otherwise publicize the existence or terms of this Agreement or any other aspect of this relationship.
(c)Entire Agreement; Amendment; Assignment. This Agreement sets forth the entire understanding and agreement, and supersedes any and all prior agreements, written or oral, between the parties with respect to the subject matter hereof. This Agreement can only be amended by a writing signed by the authorized representative of each party. The parties recognize and agree that neither party will be obligated by their course of conduct to perform any future transactions hereunder. The obligations contained in Sections 5, 6, and 7 will survive termination of this Agreement. This Agreement binds and inures to the benefit of the parties and their respective successors and permitted assigns. Neither party can assign this Agreement without the other party’s prior written consent.
(d)Interpretation. The singular includes the plural, and vice versa. The term “includes” and its derivative expressions mean “includes, but is not limited to” and the corresponding derivative expressions. Nothing in this Agreement can be construed against either party as the alleged drafter thereof. Except as specifically set forth to the contrary in this Agreement, the rights and remedies described in this Agreement are not exclusive, are cumulative or (to the extent applicable) alternative, and are in addition to other rights or remedies available at Law or in equity or otherwise.
(e)Waiver; Severability. Waiver by either party of any breach of the terms and conditions contained in this Agreement will not be construed as a waiver of any other or continuing breach. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of its other provisions.
(f)Governing Law; Venue. This Agreement will be governed by laws of the State of Missouri, without regard to its conflicts of law rules. Any dispute or proceeding between the parties arising out of this Agreement must be commenced and maintained exclusively in the state or federal courts having jurisdiction over St. Louis County, Missouri, and each party submits itself unconditionally and irrevocably to the personal jurisdiction of such courts.
(g)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronic copies of any signed original agreement will be deemed the same as delivery of an original. Upon request, any party will confirm electronic copies of any signed original document by signing and delivering a duplicate original document.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Spire Inc.

By:	/s/ Mark Darrell	/s/ L. Craig Dowdy
	Mark Darrell	L. Craig Dowdy
Senior Vice President, General Counsel & Chief Compliance Officer